Exhibit 10.25

EMPLOYMENT AGREEMENTS—DAVID JOHNSON

Warner Music Group Inc.
75 Rockefeller Plaza
New York, New York 10019

February 14, 2003

David H. Johnson

Warner Music Group Inc.

75 Rockefeller Plaza

New York, NY 10019

Re: Employment

Dear Mr. Johnson,

Reference is made to the Employment Agreement between you and Warner Music Group Inc. (the “Company”) dated December 15, 1998 (the “Agreement”). This letter will confirm that you and the Company have agreed that the Agreement shall be modified, as follows:

Notwithstanding any more restrictive provisions in any applicable stock option plan or stock option agreement, if your employment with the Company is terminated by the Company without cause or if you shall terminate your employment with the Company due to a material breach of the Agreement by the Company, then, except if you shall otherwise qualify for retirement under the terms of the applicable stock option agreement, (i) all stock options to purchase shares of AOL Time Warner Inc. (“AOLTW”) Common Stock granted to you by AOLTW or the Company shall continue to vest, and any vested stock options will remain exercisable (but not beyond the term of such stock options), while you remain on the payroll of the Company, (ii) all such stock options granted to you by AOLTW or the Company on or after January 10, 2000 (the “Term Options”) that would have vested on or before the end of the term of the Agreement (or the comparable date under an employment agreement that amends, replaces or supersedes the Agreement) shall vest and become immediately exercisable at the time you go off the payroll of the Company, (iii) all vested Term Options shall remain exercisable for a period of three years after the date you leave the payroll of the Company (but not beyond the term of such options), and (iv) the Company shall not be permitted to determine that your employment was terminated for “unsatisfactory performance” within the meaning of any stock option agreement between you and the Company. At the time you leave the payroll of the Company, all stock options to purchase shares of AOLTW Common Stock granted to you prior to January 10, 2000 shall be governed by the terms of the applicable stock option agreements and stock option plans.

Except as provided herein, all other terms and conditions of your employment with the Company remain in full force and effect. Please execute and return this letter at your earliest convenience.

Sincerely,

/s/ Helen Murphy

Helen Murphy
Executive Vice President and Chief Financial Officer

Acknowledged and agreed,

/s/ David Johnson
Name:	David Johnson
Date:	February 14, 2003

WARNER MUSIC GROUP INC.

75 ROCKEFELLER PLAZA

New York, New York 10019

May 13, 2003

David H. Johnson

Warner Music Group Inc.

75 Rockefeller Plaza

New York, NY 10019

Re: Employment Agreement

Dear David:

Reference is made to the Employment Agreement between Warner Music Group Inc. (the “Company”) and you dated December 15, 1998 (the “Agreement”). Capitalized terms used but not defined in this letter shall have the meanings given such terms in the Agreement. You and the Company desire to amend the Agreement as follows:

1.                                       Paragraph 2 of the Agreement is amended to extend the Terra through June 29, 2007 (“Term Date”), subject however, to earlier termination as set forth in the Agreement.

2.                                       Paragraph 3.1 of the Agreement is amended to provide that from the period January 1, 2003 through the Term Date, the Company shall pay you a base salary of not less than $700,000 (“Base Salary”). The Company may increase, but not decrease, your Base Salary during the period January 1, 2003 through the Term Date. Base Salary shall be paid in accordance with the Company’s customary payroll practices.

3.                                       In addition to any other rights you may have under the Agreement, and unless previously terminated pursuant to any other provision of this Agreement, you have the right to terminate the Term (subject to the notice and cure provisions of Paragraph 13 of the Agreement) if any of the following events occur:

(a)                                  there is any material reduction of your duties and responsibilities during the Term or any extension thereof. The sale, transfer or other disposition of the manufacturing and/or the music publishing operations of the Company shall not constitute a material reduction in your duties or responsibilities. The sale or transfer or other disposition (including by way of a joint venture formation) of all or substantially all of the Company’s assets (or all or substantially all of the recorded music business of AOL Time Warner) shall not constitute a material reduction of your duties and responsibilities provided that (i) the Company assigns its rights and obligations under the Agreement to the entity acquiring all or substantially all of the assets of the Company (or all or substantially all of the assets of the recorded music business of AOL Time Warner) (the “successor entity”) as provided in Paragraph 18(e) of the Agreement; (ii) you shall continue to have substantially the same duties, responsibilities and authority with respect to Company’s businesses that you had as of the date of this Amendment and that you may have with respect to businesses added hereafter, and (iii) you shall report solely and directly to the individual holding the office within the successor entity that is substantially equivalent to the position within the Company to whom you reported under the Agreement; or

(b)                                 any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor entity as contemplated by Paragraph 4 of this Amendment.

In the event of a termination under this Paragraph, the Term of this Agreement shall terminate and your sole remedy shall be that set forth in Paragraph 13 of the Agreement (Termination for Material Breach by Company and Wrongful Termination by Company).

4. Paragraph 18(e) of the Agreement is amended in its entirety to read as follows:

The provisions of this Agreement shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors and permitted assigns. This Agreement, and your rights and obligations hereunder, may not be assigned by you. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition (including by way of a joint venture formation) of all or a substantial portion of the stock or assets of Company, WCI, AOL Time Warner or the recorded music business of AOL Time Warner. The Company shall use reasonable efforts to cause any successor entity acquiring all or substantially all of the business and/or assets of the Company (or all or substantially all of the recorded music business of the Company), whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, formation of a joint venture, or otherwise, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform, and to specifically agree to the following terms and conditions:

(a)     The successor entity shall pay you annual compensation as follows: (i) Base Salary at a rate that is no less than the rate you received from Company as of the effective date of the sale or transfer (“Minimum Base Salary’) and (ii) either the Target Bonus or the average of the bonus paid you for the two calendar years immediately preceding the effective date of the sale or transfer, whichever is higher (“Minimum Bonus”). For example, if the effective date of the sale or transfer was March 31, 2003, your Minimum Base Salary would be $700,000 and

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your Minimum Bonus would be $925,000 (two-year average bonus rather than the Target Bonus of $750,000 at 100%).

(b)    Notwithstanding any other provision of the Agreement, in the event that the Term of Employment is terminated for reasons other than Cause, Disability or Death (as set forth in Paragraphs 11 and 12 of the Agreement), the successor entity shall provide you a lump sum severance payment in a minimum amount equal to 2 years’ Base Pay and two years’ target bonus.

As amended, the Agreement shall remain in full force and effect.

Please indicate your agreement with the terms of this letter by signing and returning the enclosed copy.

Warner Music Group Inc.

	By:	/s/ Helen Murphy

Confirmed and Agreed

/s/ David H. Johnson

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WARNER MUSIC GROUP INC.
75 ROCKEFELLER PLAZA
NEW YORK, NEW YORK 10019

December 15, 1998

PERSONAL AND CONFIDENTIAL

Mr. David H. Johnson
35 East 20th Street
New York, New York 10003

Dear David:

This letter, when signed by you, shall constitute our agreement with respect to your employment with us (“Company”).

1.                                       Position. Executive Vice President and General Counsel of Company.

2.                                       Term. The term of your employment with Company hereunder shall commence on January 1, 1999 (the “Commencement Date”) and shall end December 31, 2003 (the “Term”), subject to earlier termination as herein below set forth.

3.                                       Compensation.

a.                                       Salary. Company shall pay to you salary (“Base Salary”) at the rate of $600,000 per annum commencing on the Commencement Date through December 31, 2000. Your Base Salary will be increased to the rate of $650,000 for the years 2001 and 2002 and to $700,000 for the year 2003. Salary accruing to you during the

Term shall be payable in accordance with the regular payroll practices of Company for employees at your level.

b.                                      Signing Bonus. Promptly following the Commencement Date, you shall be entitled to receive a one-time signing bonus in the amount of $500,000 less applicable withholdings.

c.                                       Relocation Expenses. You shall be reimbursed your actual reasonable moving expenses relating to relocating your family and your personal effects to the Los Angeles metropolitan area in accordance with Company policy for employees at your level upon presentation of such evidence of such expenditures as Company shall reasonably require.

d.                                      Guaranteed and Discretionary Bonus. With respect to the period of your employment commencing on the Commencement Date through December 31, 1999, you shall be entitled to a bonus of not less than $750,000. With respect to each subsequent calendar year of the Term, Company may grant to you, in recognition of services rendered by you during such year, an annual bonus, the amount of which, if any, shall be determined by Company in its discretion.

4.                                       Exclusivity. During the Term and during any period you remain on the payroll of Company pursuant to Paragraph 13b(iii) or otherwise, your employment with Company shall be full-time and exclusive and you will not render any services for others, or for your own account, in the field of entertainment or otherwise. You may manage your passive investments and be involved in charitable interests so long as they do not interfere with the performance of your duties hereunder and otherwise are in compliance with Company’s conflict of interest and other policies of general application.

5.                                       Stock Options. As a separate and added inducement to your entering into this Agreement, on November 23, 1998 Time Warner Inc. (“Time Warner”) granted you options to purchase 60,000 shares of the Common Stock of Time Warner at an exercise price of $104.78 per share, conditioned on your execution of this Agreement. As a result of the pending two-for-one stock split for stockholders of record on December 1, 1998, these options shall be adjusted to 120,000 options at an exercise price of $52.39 per share. In addition, during the Term in the first quarter of each of 2000, 2001, 2002 and 2003 the Company shall use its best efforts to cause Time Warner to grant you options to purchase an additional 20,000 shares of Time Warner Common Stock. The number of shares covered by such options shall be appropriately adjusted as contemplated in Time Warner’s stock option plans generally in the event of any subsequent changes in Time Warner’s stock capitalization after the pending stock split. Such options shall be exercisable as set forth in stock option agreements in the standard form for such agreements in effect as of the date of grant to be executed by you and delivered to Time Warner promptly following each such grant.

6.                                       Reporting. You shall serve as the senior legal officer of Company reporting to the Chairman and Chief Executive Officer (or the Co-Chairmen and Co-Chief Executive Officers, if applicable) and the President or other Chief Operating Officer, if any, of Company and you shall perform such duties (consistent with your position) as you shall reasonably be directed to perform by any such officer.

7.                                       Place of Employment. Prior to June 30, 1999 you shall render services at Company’s offices in the Los Angeles metropolitan area and in New York City,

as required, and you understand that it shall be necessary for you to spend substantial periods of time in Company’s offices in the Los Angeles metropolitan area. On or prior to June 30, 1999 you shall relocate such that your services thereafter shall be rendered primarily at the offices of Company in the Los Angeles metropolitan area. You also agree to travel on temporary trips to such other place or places as may be reasonably required from time to time to perform your duties hereunder.

8.                                       Travel and Entertainment Expenses. Company shall pay or reimburse you for reasonable expenses actually incurred or paid by you during the Term in the performance of your services hereunder in accordance with Company’s policy for employees at your level upon presentation of expense statements or vouchers or such other supporting information as Company may customarily require.

9.                                       Benefits. During the Term, you shall be entitled to all fringe benefits generally accorded to employees of Company at your level from time to time, including, but not limited to, pension, profit-sharing, medical health and accident, group insurance and similar benefits, provided that you are eligible under the general. provisions of any applicable plan or program and Company continues to maintain such plan or program during the Term. In addition, during the Term you shall be entitled to receive an automobile allowance of $24,000 per annum and a financial advisory services allowance of $18,000 per annum, each payable in accordance with the regular payroll practices of Company for employees at your level.

10.                                 Life Insurance. Company will obtain and maintain $1 million of term life insurance on your life during the Term, provided that you cooperate with Company in completing any application(s) to obtain such insurance and shall submit to, and satisfactorily complete, any medical examinations required with respect thereto. The provisions of this Paragraph 10 shall be in addition to any other insurance provided by Company, Warner Communications Inc. (“WCI”) or Time Warner on your life under any group policy.

11.                                 Disability and Death.

a.                                       If during the Term you shall become physically or mentally disabled, whether totally or partially, so that you are substantially prevented from performing your usual duties for a period of six consecutive months, or for shorter periods aggregating six months in any twelve-month period, Company shall, nevertheless, continue to pay you your full compensation through the last day of the sixth consecutive month of disability or the date on which the shorter periods of disability shall have equaled a total of six months in any twelve-month period (such last day or date being referred to herein as the “Disability Date”). If you have not resumed your usual duties on or prior to the Disability Date, Company may terminate your employment hereunder and, in such event, shall pay you the Base Salary to the last day of the month in which such termination occurs plus a pro rata share of (i) your guaranteed bonus for the year 1999, if such termination occurs in such year, and (ii) your automobile and financial services allowances contemplated in Paragraph 9.

b.                                      Upon your death, this Agreement and all benefits hereunder shall terminate except that your estate (or a designated beneficiary thereof) shall be entitled to receive the Base Salary to the last day of the month in which your death occurs plus a pro rata share of (i) your guaranteed bonus for the year 1999, if such termination occurs in such year, and (ii) your automobile and financial services allowances contemplated in Paragraph 9.

c.                                       Any termination pursuant to this Paragraph 11 shall not affect any vested rights which you may have at the time of such termination pursuant to any insurance or other benefit plans or arrangements of Company or any of its affiliated companies or to the. benefit plans described in Paragraph 9, which vested rights shall continue to be governed by the provisions of such plans.

12.                                 Termination by Company for Cause. Company may at any time during the Term, by written notice, terminate your employment and all of Company’s obligations hereunder (other than its obligations set forth in this Paragraph 12) only for “cause”. The following acts shall constitute “cause” hereunder: (i) any willful or intentional act or omission having the effect of injuring the reputation, business or business relationships of Company or its affiliates; (ii) conviction of, or plea of nolo contendere to, a misdemeanor involving moral turpitude or a felony; (iii) breach of material covenants contained in this Agreement; and (iv) repeated or continuous failure, neglect or refusal to perform your duties hereunder. Such termination shall be effected by notice thereof delivered by Company to you and shall be effective as of the date of such notice; provided, however, that if (a) such termination is by reason of events described in clause (iii) or (iv) of the preceding sentence, (b) such notice is the first such notice of termination for any reason delivered by Company to you hereunder, and (c) within 15 days following the date of such notice, you shall cease your refusal and shall use your best efforts to perform such obligations, termination shall not be effective. In the event of termination by Company for cause in accordance with the foregoing procedures, without prejudice to any other rights or remedies that Company may have at law or equity, Company shall have no further obligations to you other than (i) to pay your salary accrued through the effective date of termination, (ii) to pay any annual bonus in respect of any year prior to the year in which such termination is effective which has been determined and not yet paid as of such termination and (iii) with respect to any of your rights under Paragraphs 9 or 10 through the effective date of termination (except as may be otherwise specifically provided in any such plan or program) or pursuant to any insurance or other benefit plans or arrangements of Company maintained for the benefit of its executives.

13.                                 Termination for Material Breach by Company and Wrongful Termination by Company.

a.                                       You shall have the right, exercisable by written notice to Company specifying the facts, events or circumstances constituting any alleged breach of this Agreement, to terminate the Term effective 15 days after the giving of such notice, if, at the time of such notice. Company shall be in material breach of its obligations hereunder, provided that, with the exception of clause(i) below, the Term Shall not so terminate if within such 15-day period Company shall have cured all such material breaches of its obligations hereunder. The parties acknowledge and agree that a material breach by Company shall include, but not be limited to, (i) Company’s failing to cause you to serve during the Term in the capacities set forth in Paragraph l; and (ii) unless you otherwise consent, Company’s requiring your primary services to be rendered in an area. other than as contemplated in Paragraph 7.

b.                                      In the event of a termination by you pursuant to this Paragraph 13, or in the event of a termination of this Agreement or the term of employment by Company without cause or in the event Company does not enter into a renewal employment agreement with you at the end of the original Term of this Agreement, you shall be entitled to elect by delivery of written notice to Company within 30 days after written notice of such termination is given pursuant to Paragraph 13(a) or the expiration of the original Term without execution of a renewal employment agreement, as the case may be, either (x) to cease being an employee of Company and receive a lump sum payment as provided in Paragraph 13(b)(ii) or (y) to remain an employee of Company as provided in Paragraph 13(b)(iii). After you make such election, the following provisions shall apply:

(i)                                     Regardless of the election you make, (x) following the effective date of such termination, you shall have no further obligations or liabilities to Company whatsoever (except for your obligations under Paragraphs 14, 15 and 16, which shall survive such termination in accordance with their terms) and (y) you shall be entitled to receive any earned and unpaid Base Salary and your automobile and financial services allowances contemplated in Paragraph 9 accrued through the effective date of such termination, plus, your guaranteed bonus for the year 1999, if not previously paid to you.

(ii)                                  If you make the election provided in clause (x) of Paragraph 13(b), within 30 days following such election, Company shall pay to you as damages in a lump sum an amount (discounted as provided in the following sentence) equal to your Base Salary otherwise payable pursuant to Paragraph 3 and your automobile and financial services allowances contemplated in Paragraph 9 for the period ending the later of (a) the end of the original Term or (b) two years following the effective date of such termination. Any payments required to be made to you pursuant to this Paragraph 13(b)(ii) in excess of the amount equal to the first two years of Base Salary otherwise payable following the effective date of such termination (which shall be paid in a lump sum without discounting) shall be discounted to present value from the times at which such amounts would have been paid absent such termination at an annual discount rate for the relevant periods equal to 120% of the “applicable Federal rate” (within the meaning of Section 1274(d) of the Internal Revenue Code of 1986 (the “Code”) in effect on the date of such termination, compounded semi-annually, the use of which rate is hereby elected by Company and you pursuant to Treas. Reg. § 1.280G-l Q/A 32 (provided that, in the event such election is not permitted under Section 280G and the regulations thereunder, such other rate determined as of such other date as is applicable for determining present value under Section 280G of the Code shall be used).

(iii)                               If you make the election provided in clause (y) of Paragraph 13(b), the term of employment shall continue and you shall remain an employee of Company for the period ending the later of (a) the end of the original Term or (b) two years following the effective date of such termination, and during such period you shall be entitled to receive, whether or not you become disabled during such period but subject to Paragraph 11(b), your. Base Salary otherwise payable pursuant to Paragraph 3 and your automobile and financial services allowances contemplated in Paragraph 9. Except as provided in the following sentence, if you accept full-time employment with any other entity during such period or notify Company in writing of your intention to terminate your status as an employee during such period, then the term of employment shall cease and you shall cease to be an employee of Company effective upon the commencement of such employment or the effective date of such termination as specified by you in such notice, whichever is applicable (the “Termination Date”), and, within 30 days following such Termination Date, Company shall pay to you as damages in a lump sum an amount determined in accordance with Paragraph 13(b)(ii) (treating the Termination Date as the effective date of such termination for purposes thereof). Notwithstanding the preceding sentence, if you accept employment with any not-for-profit entity, then you shall be entitled to remain an employee of Company and receive the payments as provided in the first sentence of this Paragraph 13(b)(iii); and if you accept full-time employment with any affiliate of Company, then the payments provided for in this Paragraph 13(b)(iii) and the term of employment shall cease and you shall not be entitled to any such lump sum payment. For purposes of this Agreement, the term “affiliate” shall mean any entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

c.                                       The termination of this Agreement or the Term pursuant to Paragraph 13 shall not affect the obligations of Company under the last sentence of Paragraph 9 or under Paragraph 10. In addition, if following a termination by you pursuant to Paragraph 13 or a termination of this Agreement by Company without cause or at the end of the original Term of this Agreement, you make the election provided in clause (y) of Paragraph 13(b), then during the period you remain on the payroll of Company after such termination (i) you shall continue to be eligible to receive the other benefits required to be provided under Paragraphs 9 and 10 to the extent such benefits are maintained in effect by Company for its senior executives and (ii) you shall continue to be an employee of Company for purposes of any stock option agreements, including the obligation to use Company’s best efforts to cause Time Warner to grant stock options pursuant to Paragraph 5. In the event you leave the payroll of Company or such best efforts are not successful such that any such options are not granted (whether or not you leave the payroll of Company, unless your termination is for cause pursuant to Paragraph 12), Company shall be obligated to pay you the fair value of such options, less applicable withholdings, the amount of which shall be determined in good faith using the Black Scholes valuation model. Upon the later of the time your term of employment with Company terminates and the time you leave the payroll of

Company pursuant to the provisions of Paragraph 13(b), your rights to benefits and payments under any benefit plans or any insurance or other death benefit plans or arrangements of Company or under any stock, restricted stock, stock appreciation right, bonus unit, management incentive or other plan of Company shall be determined, subject to the other terms and provisions of this Agreement, in accordance with the terms and provisions of such plans and any agreements under which such stock options, restricted stock or other awards were granted. Notwithstanding the foregoing or any more restrictive provisions of any such plan or agreement, upon a termination of this Agreement or the Term pursuant to Paragraph 13 or a termination of this Agreement by Company without cause all stock options granted to you by Company shall become immediately exercisable and shall remain exercisable (but not beyond the term thereof) during the remainder of the Term.

d.                                      In partial consideration for Company’s obligation to make the payments described in Paragraph 13, you shall execute and deliver to Company a release in substantially the form attached hereto as Annex A. Company shall deliver such release to you and to your counsel specified in Paragraph 17 hereof within 10 days after the written notice of termination is delivered pursuant to Paragraph 13(b) and you shall execute and deliver such release to Company within 21 days after receipt thereof. If you shall fail to execute and deliver such release to Company within such 21 day period, or if you shall revoke your consent to such release as provided therein, your term of employment shall terminate as provided in Paragraph 13(b), but you shall receive, in lieu of the payments provided for in Paragraph 13, a lump sum cash payment in an amount determined in accordance with the personnel policies of Company relating to notice and severance then generally applicable to employees with a length of service and compensation level comparable to yours.

14.                                 Mitigation. In the event of the termination of this Agreement by you as a result of a material breach by Company of any of its obligations hereunder, or in the event of the termination of this Agreement or the term of employment by Company in breach of this Agreement or at the end of the original Term of this Agreement, you shall not be required to seek other employment in order to mitigate your damages hereunder; provided, however, that, notwithstanding the foregoing, (i) if there are any damages hereunder by reason of the events of termination described above which are “contingent on a change” (within the meaning of Section 280G(b)(2)(A)(i) of the Code), you shall be required to mitigate such damages hereunder, including any such damages theretofore paid, but not in excess of the extent, if any, necessary to prevent Company from losing any tax deductions to which it otherwise would be entitled in connection with such damages if they were not so “contingent on a change,” and (ii) in addition to any obligation under the preceding clause (i), and without duplication of any amounts required to be paid to Company thereunder, if any such termination occurs and you, whether or not required to mitigate your damages under clause (i) above, thereafter obtain any compensation from any employment or consulting arrangements other than with a not-for-profit entity, such compensation, whether paid to you or deferred for your benefit, shall reduce, pro tanto, any amount which Company would otherwise be required to pay you as a result of such termination and, to the extent amounts have theretofore been paid to you as a result of such termination, such compensation shall be paid over to Company as received. Notwithstanding anything to the contrary in this Paragraph 14, you shall not be required to mitigate your damages hereunder with respect to the first two years of Base Salary otherwise payable after such termination which shall be paid to you without discount or offset.

15.                                 Confidential Matters. Except as may be required by law, you shall keep secret all confidential matters of Company and its affiliates (for purposes of this Paragraph.

15 only, “Company”), and shall not disclose them to anyone outside of Company, either during or after your employment with Company, except with Company’s written consent. You shall deliver promptly to Company upon termination of your employment, or at any time Company may request, all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to the business of Company which you may then possess or have under your control. Notwithstanding anything to the contrary in this Paragraph 15, you shall be entitled to disclose the terms of this Agreement and any other arrangements concerning your employment hereunder to members of your immediate family and your attorneys and financial advisors.

16.                                 Results and Proceeds of Employment. You acknowledge that Company shall own all rights of every kind and character throughout the world in perpetuity in and to any material and/or ideas written, suggested or in any way created by you hereunder and all other results and proceeds of your services hereunder, including, but not limited to, all copyrightable material created by you within the scope of your employment. You agree to execute and deliver to Company such assignments or other instruments as Company may require from time to time to evidence Company’s ownership of the results and proceeds of your services.

17.                                 Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, courier, or mailed first-class, postage prepaid, by registered or certified mail, return receipt requested, as follows:

TO YOU:

Mr. David H. Johnson

35 East 20th Street

New York, New York 10003

WITH A COPY TO:

Nicholas Gordon, Esq.

Franklin, Weinrib, Rudell & Vassallo, P.C.

488 Madison Avenue

New York, New York 10022

TO COMPANY:

Warner Music Group Inc.

4000 Warner Boulevard - Bldg 2

Burbank, CA 91522

Attn: Chief Executive Officer

WITH A COPY TO:

Time Warner Inc.

75 Rockefeller Plaza

New York, NY 10019

Attn: General Counsel

Either you or Company may change the address to which notices are to be sent by giving written notice of such change of address to the other in the manner herein provided for giving notice.

18.                                 Miscellaneous.

a.                                       You represent and warrant to Company that you are free to enter into this Agreement and, as of the commencement of the Term hereof, are not subject to any conflicting obligation or any disability which will prevent you from or interfere with your executing and performing your obligations hereunder or could be the basis of any valid claim against Company. Prior to entering into this Agreement you have obtained release from Sony Music Entertainment Inc. (“Sony”) of any claims relating to this Agreement, a true, correct and complete copy of which has been delivered to Company.

b.                                      You acknowledge that during the Term you will comply with Company’s conflict of interest policy and other corporate policies (including without limitation, the policies contained in Time Warner’s Compliance Program Manual, a copy of which has been furnished to you), as in effect from time to time, of which you are made aware. You have accurately completed the attached Conflict of Interest Questionnaire as of the date hereof.

c.                                       You acknowledge that services to be rendered by you under this Agreement are of a special, unique and intellectual character which gives them peculiar value, and that a breach or threatened breach of any provision of this Agreement (particularly, but not limited to, the provisions of Paragraphs 4 and 15 hereof), will cause Company immediate irreparable injury and damage which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, without limiting any right or remedy which Company may have in the premises, you specifically agree that Company shall be entitled to injunctive relief to enforce and protect its rights under this Agreement. The provisions of this Paragraph 18(c) shall not be construed as a waiver by Company of any rights which Company may have to damages or any other remedy.

d.                                      This Agreement sets forth the entire agreement and understanding of the parties hereto, and supersedes and terminates any and all prior agreements, arrangements and understandings. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not herein set forth.

e.                                       The provisions of this Agreement shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors and permitted assigns. This Agreement, and your rights and obligations hereunder, may not be assigned by you. Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or a substantial portion of the stock or assets of Company, WCI, Time Warner or the recorded music business of Time Warner.

f.                                         This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at anytime or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

g.                                      This Agreement shall be governed by and construed according to the laws of the State of New York as applicable to agreements to be wholly performed therein. Any dispute or controversy arising with respect to this Agreement shall, at the election of either Company or you, be submitted to JAMS/ENDISPUTE for resolution in arbitration in accordance with the rules and procedures of JAMS/ENDISPUTE. Either party shall make such election by delivering written notice thereof to the other party at any time (but not later than 45 days after such party receives notice of the commencement of any administrative or regulatory proceeding or the filing of any lawsuit relating to any such dispute or controversy) and thereupon any such dispute or controversy shall be resolved only in accordance with the provisions of this Paragraph 18(g). Any such proceedings shall take place in New York City before a single arbitrator (rather than a panel of arbitrators), pursuant to any streamlined or expedited (rather than a comprehensive) arbitration process, before a nonjudicial (rather than a judicial) arbitrator, and in accordance with an arbitration process which, in the judgment of such arbitrator, shall have the effect of reasonably limiting or reducing the cost of such arbitration. The resolution of any such dispute or controversy by the arbitrator appointed in accordance with the procedures of JAMS/ENDISPUTE shall be final and binding. Judgment upon the award rendered by such arbitrator may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the New York courts for this purpose. The prevailing party shall be entitled to recover the costs of arbitration (including reasonable attorneys’ fees and the fees of experts) from the losing party. If at the time any dispute or controversy arises with respect to this Agreement, JAMS/ENDISPUTE is not in business or is no longer providing arbitration services, then the

American Arbitration Association shall be substituted for JAMS/ENDISPUTE for the purposes of the foregoing provisions in this Paragraph 18(g). If you shall be the prevailing party in such arbitration, Company shall promptly pay, upon your demand, all. legal fees, court costs and other costs and expenses incurred by you in any legal action seeking to enforce the award in any court.

h.                                      You shall be entitled throughout the period of employment under this Agreement in your capacity as an officer or director of Company or any of its subsidiaries or an officer or member of the board of representatives or other governing body of any partnership or joint venture in which Company has an equity interest (and after the termination of the period of employment hereunder, to the extent relating to your service as such officer, director or member) to the benefit of the indemnification provisions contained on the date hereof in the Certificate of Incorporation and By-Laws of Company (not including any amendments or additions after the date of execution hereof that limit or narrow, but including any that add to or broaden, the protection afforded to you by those provisions), to the extent not prohibited by applicable law at the time of the assertion of any liability against you, and provided that no such indemnity will apply to any claim arising out of the release understanding between you and Sony referred to in Paragraph 18(a).

If the foregoing correctly sets forth our understanding, please sign and return the duplicate copy of the letter enclosed herewith.

Very truly yours,

WARNER MUSIC GROUP INC.

	By	[ILLEGIBLE]

Accepted and Agreed:

/s/ David H. Johnson
David H. Johnson